Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To: the Supervisory Board and shareholders of ASML Holding N.V.

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of ASML Holding N.V. dated February 4, 2016, appearing in the Annual Report on Form 20-F of ASML Holding N.V. for the year ended December 31, 2016.

/s/ Deloitte Accountants B.V.

Eindhoven, The Netherlands

July 25, 2017